Exhibit 10.23

[Company Letterhead]

January 24, 2014

James E. Dentzer

c/o Dicerna Pharmaceuticals

480 Arsenal Street

Watertown, MA 02472

Dear Jim:

This letter sets forth the agreement between you and Dicerna, Inc. (the “Company”) to indemnify you for certain tax liabilities described below. In the event that any stock option granted to you by the Company prior to the date hereof is subject to any tax, penalties or interest pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A Liabilities”), the Company has agreed to reimburse you for any such Section 409A Liabilities you incur on a grossed-up basis such that you are in the same position on an after-tax basis that you would have been in had no such Section 409A Liabilities been imposed. You hereby acknowledge that if any such claim is made by any tax authority to impose Section 409A Liabilities with respect to any such stock option, the Company shall have the sole right to represent your interests and the interests of the Company with respect to any such claim or any negotiations with any taxing authority with respect to such claim, and to employ counsel of its choice at its expense in connection with such claim or negotiations. For avoidance of doubt, you will remain responsible for all of your income and employment tax liabilities (including federal, state and local taxes) with respect to the option to the extent such liabilities would have been imposed had no Section 409A Liabilities been incurred.

This letter agreement is intended to comply with Section 409A so as to avoid the imposition of any tax, penalties or interest under Section 409A and shall be construed and interpreted consistent with that intent. If any tax reimbursements are payable to you pursuant to this letter agreement, such reimbursements will be made promptly after it is determined that such amount is payable to you and in all cases not later than the end of your taxable year next following the year in which you remit the related tax liabilities.

This letter agreement contains all of the terms of the tax reimbursement payments described above and supersedes all prior understandings and agreements, written or oral, between you and the Company with respect thereto. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Massachusetts without regard to the conflicts of laws principles thereof.

If this letter accurately sets forth our understanding and agreement as to the foregoing matters, please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter.

Sincerely,

/s/ Douglas Fambrough
Douglas M. Fambrough, III
Chief Executive Officer

Agreed to and Accepted:

By:	/s/ James E. Dentzer
James E. Dentzer